Exhibit 99.1

Osiris Confirms Dwayne Montgomery, as President and Chief Executive Officer, and the Election of Thomas M. Brandt to the Board of Directors

COLUMBIA, Md. — March 3, 2016 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), a leading cellular and regenerative medicine company focused on developing and marketing products to treat conditions in wound care, orthopaedics and sports medicine, is pleased to announce that its Board of Directors, at a Board Meeting on March 3rd, 2016, confirmed the appointment of Dwayne Montgomery as the President and Chief Executive Officer.  He will also serve as a Director of the company and stand for re-election by the company’s Stockholders at its 2016 Annual Meeting.

In addition, Osiris is pleased to announce the election of Thomas M. Brandt to the position of director, upon recommendation of the Nominating Committee, and he will stand for re-election at the Annual 2016 Stockholders Meeting.  Mr. Brandt joins Osiris as an independent Board Member, and given his qualifications, has been appointed to serve as a member of the company’s Audit Committee.

“We are pleased to have Mr. Montgomery take on this leadership role at an important juncture for Osiris,” said Peter Friedli, Chairman of the Board. “Dwayne is a respected industry executive whose accomplishments are well recognized in the marketplace; both his strategic capabilities and commercial execution are what is needed to accelerate Osiris’ growth and profitability. Mr. Brandt has extensive knowledge and experience in both finance and business, and his insights will be greatly appreciated.”

Mr. Montgomery previously served as Interim CEO since February 2016 and as Chief Business Officer for Osiris; he brings over 20 years of commercial and business development experience.  Prior to joining Osiris, Mr. Montgomery served as a commercial executive for venture-backed organizations in the trauma and spine markets.  He held progressing roles of executive responsibility at Smith & Nephew, Inc., serving as Vice President and General Manager for the Orthopaedic Global Trauma Business.  He also held the role of Vice President Sales and Marketing for the Clinical Therapies Global Business, a division that eventually became Bioventus, Inc.

Mr. Brandt served as a board member for TeleCommunication Systems Inc. (TCS; NASDAQ:TSYS) from 2009 until its sale to Comtech Telecommunications in February, 2016, and was Chief Financial Officer for the company beginning in 1997.  He led TCS through an IPO in 2000 and helped the company grow from $25 million of revenue in 1998 to nearly $400 million in 2015.  Prior to his role at TeleCommunication Systems, Mr. Brandt was CFO of Digex, Inc., an internet service provider, where he helped lead its 1996 IPO.  Earlier in his career, he worked in the audit practice of Price Waterhouse for 12 years. He has more than three decades of experience enhancing corporate performance through alignment of corporate finance strategies with organizational objectives.  Mr. Brandt currently serves as a member of the boards of Antenna Research Associates and the YMCA of Central Maryland, as well as on Silicon Valley Bank’s CFO Advisory Board.  Mr. Brandt is a CPA with a bachelor’s degree in management science from Duke University and an MBA from the Wharton School of the University of Pennsylvania.

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, is a leader in researching, developing and marketing cellular regenerative medicine products that improve the health and lives of patients and lower overall healthcare costs.  Having developed the world’s first approved stem cell drug, Osiris works to further advance

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the medical field.  Osiris’ research and development in biotechnology focuses on innovation in regenerative medicine — including bioengineering, stem cell research and viable tissue based products.  Osiris has achieved commercial success with products in orthopaedics, sports medicine and wound care, including BIO4®, a viable bone matrix, Cartiform®, a viable osteochondral allograft, Grafix®, a cryopreserved placental membrane, TruSkin™, a viable human skin allograft and Stravix™, a durable placental allograft.

Osiris, Grafix and Cartiform are registered trademarks of Osiris Therapeutics, Inc.; TruSkin and Stravix are trademarks of Osiris Therapeutics, Inc.  BIO4 is a registered trademark of Stryker Corporation (NYSE: SYK).  More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our leadership transition; our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy biologic drug candidates and marketed Biosurgery products (including Grafix, BIO4, Cartiform, TruSkin and Stravix); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Amanda Badillo

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com